Exhibit 99.B(d)(37)(g)

AMENDMENT NO. 3 TO THE SUBADVISORY AGREEMENT

THIS AMENDMENT effective the 28th day of June 2019 (the “Amendment”) is made to the Subadvisory Agreement (the “Agreement”) dated January 11, 2016, by and among Rothschild & Co Asset Management US Inc., a New York Corporation (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (the “Investment Adviser”), and Pacific Funds Series Trust, a Delaware statutory trust (the “Trust”).  Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Subadviser and Trust are parties to the Agreement; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.            Exhibit A to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.            Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations	Title: VP & Assistant Secretary

ROTHSCHILD & CO ASSET MANAGEMENT US INC.

By: /s/ John M. Carroll
Name: John M. Carroll
Title: Director

PACIFIC FUNDS SERIES TRUST

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary